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                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE 37067
(615) 771-7575                                                      NEWS RELEASE

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Contact:  William R. Council, III
          Chief Executive Officer

                         ADVOCAT ANNOUNCES NEW DIRECTOR

FRANKLIN, Tenn. - (July 1, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) announced today the appointment of Robert Z. Hensley as a new Director of the Company. With the appointment of Mr. Hensley, Advocat's Board of Directors increases to five members.

Commenting on the appointment, Chief Executive Officer William R. Council, III said, "We are extremely pleased to add Bob Hensley to Advocat's Board of Directors. He has significant experience in finance, capital markets and the long term care industry and we look forward to his counsel on our Board of Directors."

Mr. Hensley is the principal owner of private publishing and real estate development companies in Destin, Florida. He is also a director of the Nashville Capital Network, an entrepreneurial and seed capital organization in Nashville, Tennessee. From 2002-2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee and he served as an audit partner at Arthur Andersen LLP in Nashville Tennessee from 1990-2002. He was the office managing partner of the Nashville Tennessee office of Arthur Andersen LLP from 1997-2002. Mr. Hensley is also a member of the Music City Bowl, Inc. Board of Directors and serves on several condominium boards in Destin Florida. Mr. Hensley is a certified public accountant.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


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